                                   Appendix A

         The following Funds constitute the separate series of the Trust:

Liquid Asset Fund

                                  SCHEDULE A
                         (AS AMENDED JUNE ___, 19980


The Administration Agreement shall be applicable to the following series of the
Trust:
        Liquid Asset Fund
        Institutional Cash Fund


Agreed to and accepted:

CADRE INSTITUTIONAL INVESTOR TRUST


By:__________________________
Name:________________________
Title:_______________________
Date:________________________


CADRE FINANCIAL SERVICES, INC.

By:__________________________
Name:________________________
Title:_______________________
Date:________________________

                                  SCHEDULE B
                         (AS AMENDED JUNE ___, 1998)


FEE SCHEDULE FOR FUND ADMINISTRATION SERVICES

Administration Charges*

Liquid Asset Fund
-----------------


First $250 million of Fund's average daily net assets    19 basis points per annum
Next $750 million of Fund's average daily net assets     16.5 basis points per annum
Over $1 billion of Fund's average daily net assets       14 basis points per annum

Institutional Cash Fund
-----------------------

First $250 million of Fund's average daily net assets     10 basis points per annum
Next %750 million of Fund's average daily net assets      7.5 basis points per annum
Over $1 billion of Fund's average daily net assets        5 basis points per annum

          *Based on average daily net assets of the applicable Fund.


Agreed to and accepted:

CADRE INSTITUTIONAL INVESTORS TRUST

By:_______________________________
Name:_____________________________
Title:____________________________
Date:_____________________________

CADRE FINANCIAL SERVICES, iNC.

By:_______________________________
Name:_____________________________
Title:____________________________
Date:_____________________________